Exhibit 21
LIST OF SUBSIDIARIES
Name of 100% Owned Subsidiaries and Jurisdiction in Which Organized

1.	FEI Technologies Inc. (Oregon, United States)
2.	ASPEX Corporation (dba FEI Delmont) (Pennsylvania, United States)
3.	Visualization Sciences Group Inc. (dba FEI Houston) (United States)
4.	FEI Electron Optics International B.V. (Netherlands)
5.	FEI Electron Optics B.V. (Netherlands)
6.	FEI Europe B.V. (Netherlands)
7.	FEI CPD B.V. (Netherlands)
8.	FEI Global Holdings C.V. (Netherlands)
9.	FEI Czech Republic s.r.o. (Czech Republic)
10.	FEI Munich GmbH (fka TILL Photonics GmbH) (Germany)
11.	FEI Deutschland GmbH (Germany)
12.	FEI France SAS (France)
13.	FEI SAS (fka Visualization Sciences Group SAS) (France)
14.	FEI UK Limited (United Kingdom)
15.	FEI Italia S.r.l. (Italy)
16.	FEI Norway Holding AS (fka Lithicon AS) (Norway)
17.	FEI Trondheim AS (fka Lithicon Norway AS) (Norway)
18.	FEI Servicos de Nanotechnologia Ltda (Brazil)
19.	FEI Technology de Mexico S.A. de C.V. (Mexico)
20.	FEI Company Japan Ltd. (Japan)
21.	FEI Trading (Shanghai) Co., Ltd. (China)
22.	FEI APR Co., Ltd. (China)
23.	FEI Hong Kong Company Limited (Hong Kong)
24.	FEI Korea Ltd. (South Korea)
25.	FEI Company of USA (S.E.A.) Pte Ltd (Singapore)
26.	FEI Melbourne Pty Ltd. (Australia)
27.	FEI Canberra Pty Ltd. (fka Lithicon Australia Pty Ltd.) (Australia)
28.	FEI Microscopy Solutions Ltd. (Israel)